Exhibit 99.1

NEWS

225 North Shore Drive
Pittsburgh, PA 15212-5861	Contact: Patrick Kane
www.eqt.com	(412) 553-7833

Equitable Resources Reports Second Quarter Results

and Marcellus Shale Development Strategy

PITTSBURGH, Aug. 1 / PRNewswire-FirstCall/ — Equitable Resources, Inc. (NYSE: EQT) today announced second quarter 2008 earnings per diluted share (EPS) of $0.44, compared to $0.87 EPS earned in the second quarter 2007.  Second quarter 2007 results included a $119.4 million pre-tax gain related to agreements with Range Resources Corporation to jointly develop the Nora area in southwestern Virginia.  Operating cash flow (a non-GAAP number, see reconciliation table) for second quarter 2008 was $161.9 million, 145% higher than the second quarter 2007, resulting from lower cash taxes, lower Executive Performance Incentive Program expenses and higher operating income at Production and Midstream.

Quarterly Results by Business

Equitable Production

Equitable Production had operating income for the quarter of $74.2 million, 28% higher than the $57.9 million earned in the same period last year.  Production operating revenues were $124.9 million, $29.4 million higher than the $95.5 million reported in 2007 as a result of significantly higher average well-head pricing and a 3% increase in production sales volumes.  Adjusting for the sale of production to Range Resources Corporation in the second quarter 2007, sales volumes increased by 6.4%.  As expected, the commissioning of the Big Sandy pipeline, which is critical for the company’s long-term prospects, constrained the growth rate in the quarter.

Operating expenses for the quarter were $50.8 million compared to $37.6 million last year.  The increase is related to the company’s ramp-up in drilling activities, as well as higher severance taxes and allowance for bad debt, both of which are consistent with higher natural gas prices.

Developmental Drilling

Equitable drilled 185 gross wells in the second quarter, bringing total wells drilled for the first half of 2008 to 324.  The pace of horizontal drilling continues to exceed the company’s expectation.  Equitable now plans to drill 350 horizontal wells in 2008, a 17% increase over previous estimates.

Of the 185 wells drilled in the second quarter, 99 were horizontal wells; 83 of which were development wells targeting the Lower Huron shale.  Production performance and cost per well from the Lower Huron horizontal wells is consistent with the previously published projections last updated March 11, 2008 and posted on the company’s website, http://www.eqt.com.

Emerging Plays

Equitable has had encouraging drilling results from several of our emerging plays, which could result in important additions to future reserve estimates.  The current reserve report does not reflect material proved, probable or possible reserves booked in connection with these emerging plays.

The company has drilled eight wells in the Berea sandstone this year; five are currently producing.  The two most recent wells drilled have been on-line less than one month but nonetheless are expected to yield first month average daily flow rates of approximately 1,500 Mcfe.  These two Berea wells cost $1.4 million each.  The company plans to drill between 25 and 30 Berea wells in 2008.  Based on the results of previous drilling in the Berea and the results of these latest wells, Equitable believes there could be as many as 3,800 additional drilling locations.  Furthermore, the company plans to drill 11 horizontal wells testing other non-shale formations: Ravencliff, Big Lime and Weir.

To date, the company has drilled 53 horizontal wells on locations previously completed in low pressure Devonian shales with vertical wells.   The purpose of this “re-entry” program is to determine whether production and reserves can be increased on these old locations with the application of horizontal drilling technology.  Fourteen of the new wells have been producing for 30 days or longer and results are encouraging in that the initial production and decline profile of these “re-entry” wells is similar to those of horizontal wells drilled in previously undrilled locations.  Equitable has 4,700 potential “re-entry” locations.

 Equitable has over 400,000 acres in the high pressure Marcellus play.  The company has completed one horizontal well and three vertical wells this year; all four connected to pipelines and flowing to the sales meter.  The first month average daily flow rate of the horizontal well was 1,900 Mcfe.  The three vertical Marcellus wells are expected to produce first month average daily flow rates of between 500 and 700 Mcfe.  In response to these results, the company plans to increase the pace of Marcellus development and drill 75 high pressure Marcellus wells by the end of 2009.

Equitable Midstream

Equitable Midstream had second quarter operating income of $23.6 million compared to $20.7 million reported for the same period last year.  Net operating revenues for the second quarter were $60.6 million, 22% higher than last year’s $49.5 million.  The increase in net operating revenues was driven by higher gathering rates, higher natural gas liquid sales prices and revenues from the Big Sandy Pipeline, which came on-line in the quarter.  The increase was partially offset by lower gathered volumes attributable to the contribution of assets dedicated to the Nora joint venture in the second quarter 2007.  Operating expenses increased year-over-year to $36.9 million from $28.8 million, attributable to higher costs associated with the business expansion at Midstream.

The Midstream group continued to make progress on its three major infrastructure projects during the quarter.  The Big Sandy pipeline is complete and on-line; the Mayking Corridor Project - Phase I is ahead of schedule and commissioning is currently underway; and construction of the Langley processing plant continues to progress towards a third quarter startup. Once operational, the combined takeaway capacity of these three projects is expected to support Production’s growth targets.

In July, the Board of Directors approved $100 million for Midstream’s initial Marcellus gathering and processing projects, consisting of gathering pipe and two, 20 MMcf per day, skid-mounted, stripping plants.  One project is focused on southwestern Pennsylvania Marcellus development; the other will support northern West Virginia development.  These projects will support the initial ramp-up of Equitable Production’s Marcellus drilling and could potentially be expanded to accommodate third-party production.

Equitable Distribution

Equitable Distribution’s operating income totaled $2.0 million for 2008 compared to $3.4 million for the same period last year.  Net operating revenues were $30.1 million for 2008, slightly lower than the $31.3 million for 2007, attributable to warmer weather.

Operating expenses increased $0.2 million, to $28.1 million.  Expenses totaling $4.3 million incurred in the second quarter 2007, for the now terminated agreement to acquire The Peoples Natural Gas Company and Hope Gas, Inc., were offset by an increase in bad debt expense related to increased participation in customer assistance plans, an increase in maintenance activities and costs incurred in connection with the recently completed holding company reorganization.

On June 30, 2008, Equitable Gas Company filed a request with the Pennsylvania Public Utility Commission (PUC) to increase the rates it charges consumers and businesses for delivery of natural gas.  The requested $51.9 million annual increase is the first base rate case in more than 10 years.

Other Business

2008 Daily Sales Guidance

Equitable expects to exceed the previous daily sales rate guidance of 235,000 Mcfe by year-end as a result of the increased pace of developmental drilling; the completion of the Big Sandy pipeline and the Mayking Corridor - Phase I; as well as the company’s confidence in the timely completion of the Langley processing plant.

Capital Budget

In July 2008, the company’s Board of Directors approved an increase to the company’s capital and exploratory commitments for the Production and Midstream operations.  The additional 2008 approval reflects the acceleration of the company’s Marcellus development program, including pipeline infrastructure projects and acreage purchases, and the acceleration of other Production and Midstream development projects. The company now forecasts total capital and exploratory expenditures of approximately $1.6 billion for 2008.

Equity Issuance

On May 12, 2008, the company completed a public offering of 8,625,000 shares of its common stock at an offering price to the public of $67.75 per share.  The proceeds from the offering are being used to fund the drilling program and infrastructure projects.

Executive Performance Incentive Program

The company has an Executive Performance Incentive Program (EPIP) designed to align management’s long-term incentive compensation with the absolute and relative returns earned by the company’s shareholders.  The expense of this program, which ends on December 31, 2008, varies based on several factors, including changes in Equitable’s stock price.  The recent reduction in stock price resulted in no EPIP charge in the second quarter 2008.  In the second quarter 2007, the company recorded a $20.8 million charge for the EPIP.

Hedging

There was no change to the company’s hedge position.  The approximate volumes and prices of the company’s hedge position for 2008 through 2010 production are:

	2008**	2009	2010
Swaps
Total Volume (Bcf)	25	37	35
Average Price per Mcf (NYMEX)*	$4.62	$5.91	$5.96

	2008**	2009	2010
Collars
Total Volume (Bcf)	7	23	21
Average Floor Price per Mcf (NYMEX)*	$7.58	$7.34	$7.29
Average Cap Price per Mcf (NYMEX)*	$12.28	$13.68	$13.51

* The above price is based on a conversion rate of 1.05 MMBtu/Mcf

**July through December

Operating Income

The company reports operating income by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the company’s financial statements:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating income (thousands):
Equitable Production	$74,177	$57,939	$134,509	$96,700
Equitable Midstream	23,628	20,662	84,482	72,303
Equitable Distribution	2,029	3,435	39,979	37,112
Unallocated income (expenses)	1,299	(20,517)	(38,414)	(45,742)
Operating Income	$101,133	$61,519	$220,556	$160,373

Unallocated income (expenses) consist of differences between budget and actual headquarters’ expenses, including incentive compensation.  For each period presented, the difference between equity in earnings of nonconsolidated investments as reported on the company’s statements of consolidated income and on Equitable Midstream’s operational and financial report is the earnings from the company’s ownership interest in Appalachian Natural Gas Trust.  Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with generally accepted accounting practices (GAAP) on the attached operational and financial reports.

Operating Cash Flows

Operating cash flow is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control.  In addition, such receipts and disbursements may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles.

Operating cash flow for the three months ended June 30, 2008, includes an approximate $45 million net operating loss generated by investment in the recent quarter that can be carried back against taxable income realized in 2006 and 2007.   The table below reconciles operating cash flow with net cash (used in) provided by operating activities.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Income (thousands):	$55,391	$107,343	$125,911	$163,961
Add back (deduct):
Deferred income taxes	76,708	54,816	125,215	55,823
Depreciation, depletion, and amortization	32,051	27,592	62,816	55,019
Other items, net	(2,255)	(4,193)	(5,291)	(9,356)
Gain on sale of assets, net	—	(119,401)	—	(119,401)
Operating cash flow (thousands):	$161,895	$66,157	$308,651	$146,046
Add back (deduct):
Changes in margin deposits	$(161,577)	$1,098	$(233,693)	$(10,933)
Other changes in operating assets and liabilities	(17,607)	19,308	13,786	176,920
Net cash (used in) provided by operating activities	$(17,289)	$86,563	$88,744	$312,033

Equitable’s conference call with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via Equitable’s website, http://www.eqt.com and will be available for seven days.

Equitable Resources’ Chairman and CEO, Murry Gerber, is scheduled to present at EnerCom’s 2008 The Oil and Gas Conference® on Tuesday, August 12 at 10:25 a.m. ET.  The presentation will be broadcast live on Equitable’s website, http://www.eqt.com, and will be available for seven days.  The slides for this presentation will be posted to the website before the NYSE opens on August 12th.

Equitable Resources is a natural gas-focused energy company, with an emphasis on Appalachian area natural gas activities, including production, gathering, processing, transmission, storage and distribution.  For information please visit http://www.eqt.com.

Equitable Resources management speaks to investors from time to time.  Slides for these discussions will be available online via Equitable’s website.  The slides may be updated periodically. (EQT-IR)

Cautionary Statements

The Securities and Exchange Commission (the “SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The company uses the terms “probable”, “possible”, “potential” and other descriptions of volumes of reserves that may be recoverable through additional drilling or recovery techniques that the SEC’s guidelines would prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being actually realized.  Investors are urged to consider closely the disclosure in the company’s 2007 Form 10-K, File No. 001-03551 available from the company at 225 North Shore Drive, Pittsburgh, PA 15212, Attention: Corporate Secretary.  You can also obtain the company’s Form 10-K from the SEC by calling 1-800-SEC-0330.

Daily sales volumes at period end is an operational estimate of the daily sales volume on a typical day (excluding curtailments) at the end of the applicable period.

Disclosures in this press release contain forward-looking statements.  Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the company and its subsidiaries, including guidance regarding the company’s drilling and infrastructure programs and initiatives, the expected decline curve, production and sales volumes, reserves, reserve replacement ratio, capital expenditures, capital budget, financing plans, growth rate and tax position.  These statements involve risks and uncertainties that could cause actual results to differ materially from projected results.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  The company has based these forward-looking statements on current expectations and assumptions about future events.  While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the company’s control. The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the company’s most recently filed Form 10-K.

Any forward-looking statement speaks only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

(Thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Operating revenues	$334,009	$293,240	$869,783	$749,786
Cost of sales	118,352	116,953	389,530	336,965
Net operating revenues	215,657	176,287	480,253	412,821

Operating expenses:
Operation and maintenance	28,612	25,568	54,204	53,012
Production	20,369	16,008	36,889	32,238
Exploration	838	117	1,393	399
Selling, general and administrative	32,654	45,483	104,395	111,780
Depreciation, depletion and amortization	32,051	27,592	62,816	55,019
Total operating expenses	114,524	114,768	259,697	252,448

Operating income	101,133	61,519	220,556	160,373

Gain on sale of assets, net	—	119,401	—	119,401
Gain on sale of available-for-sale securities	—	—	—	1,042
Other income	1,574	1,453	5,098	2,284
Equity in earnings of nonconsolidated investments	1,697	666	2,991	775
Interest expense	14,327	10,936	27,980	24,047
Income before income taxes	90,077	172,103	200,665	259,828
Income taxes	34,686	64,760	74,754	95,867
Net income	$55,391	$107,343	$125,911	$163,961

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	126,243	121,356	124,372	121,289
Net income	$0.44	$0.88	$1.01	$1.35

Diluted:
Weighted average common shares outstanding	127,321	122,837	125,432	122,806
Net income	$0.44	$0.87	$1.00	$1.34

(A)      Due to the seasonal nature of the Company’s natural gas distribution and storage businesses, and the volatility of commodity prices, the interim statements for the three and six month periods are not indicative of results for a full year.

EQUITABLE PRODUCTION

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

OPERATIONAL DATA

Natural gas and oil production (MMcfe)	21,543	21,024	42,564	41,440
Company usage, line loss (MMcfe)	(1,587)	(1,621)	(2,893)	(2,699)
Total sales volumes (MMcfe)	19,956	19,403	39,671	38,741

Average (well-head) sales price ($/Mcfe)	$6.14	$4.79	$5.67	$4.61

Lease operating expenses, excluding production taxes ($/Mcfe)	$0.33	$0.30	$0.31	$0.31
Production taxes ($/Mcfe)	$0.61	$0.45	$0.55	$0.46
Production depletion ($/Mcfe)	$0.81	$0.70	$0.81	$0.70

Production depletion	$17,502	$14,737	$34,593	$29,069
Other depreciation, depletion and amortization	1,119	930	2,149	1,891
Total depreciation, depletion and amortization	$18,621	$15,667	$36,742	$30,960

Capital expenditures (thousands)	$146,413	$67,623	$242,876	$124,388

FINANCIAL DATA (Thousands)

Total operating revenues	$124,949	$95,491	$230,026	$183,469

Operating expenses:
Lease operating expense excluding production taxes	7,054	6,354	13,016	12,887
Production taxes	13,114	9,530	23,337	19,103
Exploration expense	838	117	1,393	399
Selling, general and administrative	11,145	5,884	21,029	23,420
Depreciation, depletion and amortization	18,621	15,667	36,742	30,960
Total operating expenses	50,772	37,552	95,517	86,769

Operating income	$74,177	$57,939	$134,509	$96,700

EQUITABLE MIDSTREAM

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

OPERATIONAL DATA

Gathering and processing:
Gathered volumes (MMBtu)	33,444	36,502	67,281	77,795
Average gathering fee ($/MBtu)	$1.00	$0.83	$0.99	$0.84
Gathering and compression expense ($/MBtu)	$0.38	$0.35	$0.36	$0.34
NGLs Sold (Mgal)	17,181	17,753	35,574	36,383
Average NGL sales price ($/gal)	$1.57	$1.04	$1.47	$0.98

Net operating revenues (thousands):
Gathering and processing	$42,398	$35,255	$87,181	$75,004
Transmission and storage	18,168	14,242	66,838	57,607
Total net operating revenues	$60,566	$49,497	$154,019	$132,611

Net operating income (thousands):
Gathering and processing	$17,056	$14,248	$39,178	$31,006
Transmission and storage	6,572	6,414	45,304	41,297
Total net operating income	$23,628	$20,662	$84,482	$72,303

Depreciation and amortization (thousands):
Gathering and processing	$5,558	$4,787	$11,086	$9,847
Transmission and storage	2,285	1,751	3,975	3,566
Total depreciation and amortization	$7,843	$6,538	$15,061	$13,413

Capital expenditures (thousands)	$152,099	$99,859	$247,664	$188,027

FINANCIAL DATA (Thousands)

Total operating revenues	$153,777	$122,482	$375,102	$292,769
Purchased gas costs	93,211	72,985	221,083	160,158
Net operating revenues	60,566	49,497	154,019	132,611

Operating expenses:
Operating and maintenance	17,678	16,334	32,943	33,221
Selling, general and administrative	11,417	5,963	21,533	13,674
Depreciation and amortization	7,843	6,538	15,061	13,413
Total operating expenses	36,938	28,835	69,537	60,308

Operating income	$23,628	$20,662	$84,482	$72,303

Other income	$1,464	$1,375	$4,847	$2,138
Equity in earnings of nonconsolidated investments	$1,471	$568	$2,626	$568

EQUITABLE DISTRIBUTION

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

OPERATIONAL DATA

Heating degree days (30-year average: Qtr - 705; YTD - 3,635)	577	617	3,461	3,465

Residential sales and transportation volume (MMcf)	2,647	3,301	14,710	15,251
Commercial and industrial volume (MMcf)	5,224	5,632	16,835	15,638
Total throughput (MMcf) - Distribution	7,871	8,933	31,545	30,889

Net operating revenues (thousands):
Residential	$18,338	$19,093	$59,626	$60,268
Commercial & industrial	7,500	7,553	27,334	25,510
Off-system and energy services	4,304	4,653	9,248	10,963
Total net operating revenues	$30,142	$31,299	$96,208	$96,741

Capital expenditures (thousands)	$12,378	$9,143	$19,983	$20,963

FINANCIAL DATA (Thousands)

Total operating revenues	$114,731	$133,099	$370,693	$384,480
Purchased gas costs	84,589	101,800	274,485	287,739
Net operating revenues	30,142	31,299	96,208	96,741

Operating expenses:
Operating and maintenance	11,202	9,873	21,318	20,132
Selling, general and administrative	11,756	12,904	24,703	29,457
Depreciation and amortization	5,155	5,087	10,208	10,040
Total operating expenses	28,113	27,864	56,229	59,629

Operating income	$2,029	$3,435	$39,979	$37,112